EXHIBIT 99.1

APPROVED BY:	Donald W. Morgan Vice President and CFO (510) 492-0800
CONTACT:	Donald W. Morgan (510) 492-0800

FOR IMMEDIATE RELEASE

LARSCOM INCORPORATED REPORTS THIRD QUARTER 2003 RESULTS

- Company announces post-merger restructuring and increased revenues -

NEWARK, CA (October 27, 2003) – Larscom Incorporated (Nasdaq: LARS), a leading provider of WAN connectivity and network access equipment, today announced third-quarter financial results for the period ended September 30, 2003.

The Company reported revenues of $6,248,000 for the third quarter of 2003 compared to $5,342,000 for the third quarter of 2002 and compared to $5,271,000 for the second quarter of 2003. The Company’s net loss for the third quarter of 2003 was $(6,883,000) or $(1.35) per share, compared to a net loss of $(1,520,000) or $(0.56) per share for the third quarter of 2002. For the full nine months of 2003, the Company reported revenues of $15,744,000 and a net loss of $(12,273,000) or $(3.29) per share. That compares to $18,887,000 in revenues and a net loss of $(2,656,000) or $(0.99) per share for the first nine months of 2002. Results for this quarter included a restructuring charge of $(2,301,000) or $(0.45) per share for post-merger consolidation of the workforce and elimination of excess facilities including Larscom’s former Milpitas headquarters as well as asset impairment charges of $(2,132,000) or $(0.42) per share. The asset impairment charges are primarily associated with the decision to rationalize product lines following the merger of Larscom and VINA Technologies.

“The majority of our consolidation programs, resulting from the merger with VINA Technologies on June 5, 2003, have now been completed, positioning the company to achieve significant cost savings moving forward,” said Daniel Scharre, president and chief executive officer of Larscom. “Specific cost savings initiatives included closure of the former Larscom headquarters in Milpitas and a move to Newark, which reduced the size of our facilities by approximately 60,000 square feet. We also have rationalized our product lines after a detailed profitability review. Moving forward, our focus is on three key product lines including: our optical edge access multiplexers with the new Orion 7400, integrated access devices (IAD’s) represented by our newly improved eLink series and Integrator products, and Larscom’s well-known suite of inverse multiplexers.”

Scharre added, “with the bulk of our consolidation and product rationalization programs behind us, we can focus on new product development and keeping the Company on track to reach profitability by June 2004.”

Highlights for the Company during the third quarter of 2003 included:

•	initial shipment of our new Orion 7400 optical customer premise product to customers for evaluations, lab testing, and trials;

•	shipment of our newest integrated access device, the eLink-300 series, to customers for general deployment;

•	a co-marketing agreement with TANDBERG Television (Oslo: TAT) that allows them to bundle their MPEG-2 Encoders and Integrated Receiver Decoders with Larscom’s Orion 2000 Inverse Multiplexing solution over ATM to economically transport high-definition MPEG contribution video from remote sites to network distribution hubs;

•	consolidation of our manufacturing operations with a single contract manufacturer; and

•	hiring of Larscom’s new Vice President of Worldwide Sales, Peter Moulds.

There will be a conference call today at 1:30 p.m. (PST) to discuss these highlights as well as the third quarter 2003 financial results. To listen to the webcast of this conference call, visit http://www.larscom.com/press approximately 10 minutes before the start of the call and click on the conference call link provided. As indicated in our press release of October 14, 2003, an online audio replay of the webcast of the conference call will also be available on our website at http://www.larscom.com/press.

About Larscom

     Larscom (NASDAQ: LARS) enables high-speed access by providing cost-effective, highly reliable (carrier-class), and easy-to-use network access equipment. In June 2003, Larscom merged with VINA Technologies to create a worldwide leader in enterprise WAN access for the delivery of high-speed data, and integrated voice and data services with the deployment of more than 350,000 systems worldwide. Larscom’s customers include major carriers, Internet service providers, Fortune 500 companies, small and medium enterprises, and government agencies worldwide. Larscom’s headquarters are in Newark, California. Additional information can be found at www.larscom.com.

Safe Harbor Statement

Any forward-looking statements in this news release are based on our current expectations and beliefs and are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those suggested. Factors that could cause actual results to differ materially include (but are not limited to) risks associated with customer concentration that include MCI (formerly WorldCom) and Lucent Technologies, the ability to successfully integrate VINA Technologies into Larscom and to achieve expected synergies following the merger, the effect of the general downturn in the telecommunications equipment industry, the ability to develop successful new products, dependence on recently introduced new products and products under development, the acquisition of other businesses or technologies, dependence on component availability from key suppliers, rapid technological change and fluctuations in quarterly operating results, as well as additional risk factors as discussed in the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. For additional risks relating to the combined company resulting from the merger with VINA Technologies, see the Registration Statement on Form S-4 as amended. These forward-looking statements represent our judgment as of the date of this news release. We disclaim, however, any intent or obligation to update these forward-looking statements.

(Financial tables attached)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands except for per share data)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues	$6,248	$5,342	$15,744	$18,887
Cost of revenues	5,199	2,128	9,869	8,047

Gross profit	1,049	3,214	5,875	10,840

Operating expenses:
Research and development	1,502	1,036	3,840	3,073
Selling, general and administrative	3,744	3,844	11,341	12,390
Amortization of acquisition intangibles	155	-	248	-
Restructuring	2,301	(61)	2,391	192
Impairment of Assets	364	-	364	-
In-process R&D	-	-	155	-

Total operating expenses	8,066	4,819	18,339	15,655

Loss from operations	(7,017)	(1,605)	(12,464)	(4,815)
Interest and other income, net of expense	148	90	229	308

Loss before income taxes	(6,869)	(1,515)	(12,235)	(4,507)
Income tax provision (benefit)	14	5	38	(1,851)

Net loss	$(6,883)	$(1,520)	$(12,273)	$(2,656)

Basic & diluted loss per share	$(1.35)	$(0.56)	$(3.29)	$(0.99)

Basic & diluted weighted average shares	5,097	2,694	3,729	2,693

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$11,103	$15,643
Restricted cash	333	-
Short-term investments	-	2,014
Accounts receivable, net	3,423	3,079
Inventories	3,982	3,816
Other current assets	2,049	1,382

Total current assets	20,890	25,934

Property and equipment, net	1,620	1,918
Other non-current assets, net	3,135	208

Total assets	$25,645	$28,060

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,709	$1,898
Accrued expenses and other current liabilities	6,000	4,510
Deferred revenue	2,234	2,102
Due to Axel Johnson	192	25

Total current liabilities	12,135	8,535
Other non-current liabilities	1,744	1,618

Total liabilities	13,879	10,153

Stockholders’ equity	11,766	17,907

Total liabilities and stockholders’ equity	$25,645	$28,060